Exhibit 15(c)


                        CITIFUNDS TAX FREE INCOME TRUST


                       FORM OF AMENDMENT TO SERVICE PLAN


     Pursuant to Section 5 of the Service Plan (the "Plan") of CitiFunds Tax Free Income Trust (formerly, Landmark Tax Free Income Funds) (the "Trust"), adopted on August 8, 1997, and as approved by a majority of the Trustees of the Trust and the Non-Interested Trustees of the Trust (as defined in the Plan) at a meeting held on November __, 1998 the Plan is hereby amended as follows:

     The first paragraph of the Plan is hereby amended to read as follows:

          SERVICE PLAN of CitiFunds Tax Free Income Trust (formerly, Landmark Tax Free Income Funds), a Massachusetts business trust (the "Trust"), with respect to shares of beneficial interest of its series CitiFunds National Tax Free Income Portfolio, CitiFunds New York Tax Free Income Portfolio, CitiFunds California Tax Free Income Portfolio, and any other series of the Trust adopting this plan (the "Series"). This Plan relates solely to Class A shares of beneficial interest ("Shares") of each Series.

     The following clause is added after the fifth paragraph of the Plan:

          WHEREAS, the Distribution Agreement with CFBDS, Inc. (the "Distributor") provides that a sales charge may be paid by investors who purchase Shares and that the Distributor, broker-dealers, banks and other financial intermediaries may receive such sales charge as partial compensation for their services in connection with the sale of Shares;

     The following is added as paragraph 1.5 of the Plan:

          1.1. Deferred Sales Charges. It is understood that, under certain circumstances, the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares of each Series and the

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     Distributor may retain (or receive from each Series, as the case may be)
     all such deferred sales charges.

     IN WITNESS WHEREOF, pursuant to authority delegated by the Board of Trustees of the Trust, the undersigned has executed this Amendment to the Service Plan this this ___ day of _______, 199_.



                                    ________________________________
                                    Philip W. Coolidge
                                    President,
                                    CitiFunds Tax Free Income Trust